Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Origin Bancorp, Inc. (Company) on Form S-8 (Registration No. 333-226115, 333-255879, and 333-266440) and Form S-3 (No. 333-268122) of our report dated February 27, 2025 on our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2025 on our audit of the internal control over financial reporting of the Company as of December 31, 2024, which report is included in this annual report on Form 10-K.

/s/ Forvis Mazars, LLP
Little Rock, Arkansas
February 27, 2025